Exhibit 10.39


                 ENVIRONMENTAL CONDITION AND INDEMNITY AGREEMENT

         THIS ENVIRONMENTAL CONDITION AND INDEMNITY AGREEMENT (the "Environmental Indemnity Agreement"), is made as of the Effective Date by and among Medina ALF, Inc., a Florida corporation ("Medina"), Centerville ALF, Inc., a Florida corporation ("Centerville"), Shippensburg ALF, Inc., a Florida corporation ("Shippensburg") (Medina, Centerville, and Shippensburg are collectively referred to hereinafter as "Seller"), Ocwen Financial Corporation, a Florida corporation ("Ocwen"), Balanced Care Realty (OFC), Inc., a Delaware corporation ("Buyer"), Balanced Care Corporation, a Delaware corporation ("Balanced Care"), Balanced Care at Medina, Inc., a Delaware corporation ("BCM"), Balanced Care at Centerville, Inc., a Delaware corporation ("BCC"), Balanced Care at Shippensburg, Inc., a Delaware corporation ("BCS") (BCM, BCC, and BCS are collectively referred to hereinafter as "Management Companies"), and Senior Care Operators of Shippensburg, LLC, a Delaware limited liability company ("Licensee"). Buyer, Balanced Care, Management Companies and Licensee shall be collectively referred to in this Environmental Agreement as "Indemnitors." Seller and Ocwen and their respective successors and assigns, affiliates, officers, directors, parents, subsidiaries, shareholders, employees, agents, representatives, contractors and consultants shall be collectively referred to in this Environmental Indemnity Agreement as, and shall constitute, the "Indemnified Parties."


                                   WITNESSETH:

         WHEREAS, Seller, Ocwen, and the Indemnitors have entered into an Agreement of Purchase and Sale ("Purchase Agreement") relative to the Property more fully described therein.

         WHEREAS, this is the Environmental Indemnity Agreement contemplated by and referred to in Section 31.4 of the Purchase Agreement.

         WHEREAS, as contemplated by the Purchase Agreement, a portion of the purchase price for the Property is being financed by Ocwen pursuant to a loan to Buyer ("Loan") upon the terms and conditions set forth in the Term Loan Agreement, effective on and as of the Effective Date, by and among Buyer, Balanced Care, the Management Companies, and Licensee ("Term Loan Agreement") and pursuant to the Term Note executed by Buyer in favor of Ocwen in connection therewith ("Term Note").

         WHEREAS, this is the Environmental Indemnity Agreement contemplated by and referred to in Sections 3.11 and 8.8 of the Term Loan Agreement.

         WHEREAS, in order to secure the obligations of Buyer set forth in the Term Loan Agreement, Buyer has executed three (3) Open-End Mortgages, Security Agreements, and Assignments of Leases and Rents to Ocwen, conveying the Property back to Ocwen, effective as of the Effective Date ("Mortgages"), as well as three (3) additional subordinate mortgages on such Property securing other obligations of Buyer and Balanced Care, effective as of the Effective Date ("Subordinate Mortgages").

         WHEREAS, this is the Environmental Indemnity Agreement contemplated by and referred to in Section 27 of the Mortgages and Section 27 of the Subordinate Mortgages.

         NOW THEREFORE, in consideration for the mutual promises, covenants and agreements set forth herein and in the Purchase Agreement, Term Loan Agreement, other Loan Documents (as defined in the Term Loan Agreement), and the documents and agreements executed in connection with the consummation of the transactions contemplated by the Purchase Agreement ("Purchase Documents"), as well as certain other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties to this Environmental Indemnity Agreement, intending to be legally bound, hereby agree as follows:


                                   AGREEMENT:

         Section 1. DEFINITIONS. The capitalized terms used in this Environmental Indemnity Agreement which are defined in this Section 1 shall have the meanings attached to such terms in this Section 1.

         "Actual Knowledge" or "actual knowledge" means the actual knowledge of such employees, agents, consultants, or representatives of any Indemnitor who, as a result of their positions, duties, and or responsibilities for such Indemnitor, would be reasonably expected to have knowledge of the particular matter at issue.

         "Effective Date" means March 31, 2002.

         "Environment" or "Environmental" means any water or water vapor, any land including land surface or subsurface, soil, air, fish, wildlife, and all other natural resources.

         "Environmental Laws" mean all federal, state and local environmental, land use, zoning, public health, chemical use, safety and sanitation laws, statutes, ordinances, or codes relating to the protection of the Environment and/or governing the use, exposure, release, storage, treatment, generation, transportation, processing, handling, production, sale, transport, reuse, recycling or disposal of Hazardous Substances, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901, et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. Sections 2601, et seq.), the Clean Air Act, as amended (42 U.S.C. Sections 7401, et seq.), the Clean Water Act, as amended (33 U.S.C. Sections 1251, et seq.), the Occupational Safety and Health Act, as amended (29 U.S.C. Sections 651, et seq.), and all rules, regulations, policies, guidelines, interpretations, decisions, orders or requirements (including consent decrees, judicial decisions and administrative orders) of federal, state and local governmental agencies and authorities with respect thereto.

         "Environmental Permits" means all permits, licenses, approvals, authorizations, standards, directives, consents or registrations required by any Environmental Laws in connection with the ownership, use and/or operation of the Property and/or the use, exposure, release, storage, treatment, generation, transportation, processing, handling, production, sale, transport, reuse, recycling or disposal of Hazardous Substances at the Property.

         "Hazardous Substance" means, without limitation, any flammable explosives, radioactive material, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, crude oil or any petroleum based products, asbestos-containing material in any form or condition, lead-based paint in any form or condition, methane gas or any related substance, hazardous materials, hazardous wastes, or hazardous or toxic substances or related materials, as defined in the Environmental Laws and in the regulations promulgated thereunder. Notwithstanding the foregoing, the term Hazardous Substances as defined herein shall not include (a) pharmaceuticals and cleaning agents of the types and in the quantities and concentrations normally stocked by health care and senior housing providers similar to the Project Properties (as defined in the Term Loan Agreement), (b) oil in de minimis amounts typically associated with the use of certain portions of the Property for driving and parking motor vehicles, or (c) medical wastes generated at the Property; provided that the foregoing are used, stored, transported and/or disposed of in accordance with all Environmental Laws.

         "Property" means the Land, Improvements and Fixtures (as such are defined in the Purchase Agreement), whether located in the past, present or future on the Property.

         "Release" has the same meaning as given to that term in the Comprehensive, Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C.Sections 9601, et seq.), and all regulations promulgated thereunder.

         Section 2. REPRESENTATIONS AND WARRANTIES. Indemnitors, jointly and severally, represent and warrant to the Indemnified Parties that, except as may otherwise be set forth in the Site Assessment Reports listed on Exhibit A hereto (the "Reports"):

         (a) Neither the Property nor to Indemnitors' actual knowledge, any property adjacent to the Property is being, nor to Indemnitors' actual knowledge, at any time in the past has been used in violation of Environmental Laws for the storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Substance or as a landfill or other waste disposal site or for the storage of petroleum, crude oil or any petroleum based products.

         (b) No underground, partially underground or above-ground storage tanks, lines or related systems are, nor to Indemnitors' actual knowledge, at any time in the past have been, located in, on or under the Property.

         (c) The soil, subsoil, bedrock, surface water and groundwater of the Property and all buildings, structures or other Improvements on the Property are free of any Hazardous Substances.

         (d) To Indemnitors' actual knowledge, at no time in the past, nor currently, has there been a Release nor threat of a Release on, at or from the Property or any property adjacent to or within a one-mile radius of the Property which through soil, subsoil, bedrock, surface water or groundwater migration could come to be located on the Property, and Indemnitors have not received any form of notice or inquiry from any federal, state or local governmental agency or authority, any operator, tenant, subtenant, licensee or occupant of the Property or any property adjacent to or within a one-mile radius of the Property or any other person with regard to a Release or the threat of a Release on, at or from the Property or any property adjacent to or within a one-mile radius of the Property.

         (e) All Environmental Permits have been obtained and are in full force and effect.

         (f) To Indemnitors' actual knowledge, no event has occurred with respect to the Property which, with the passage of time or the giving of notice, or both, would constitute a violation of any Environmental Laws or non-compliance with any Environmental Permits.

         (g) To Indemnitors' actual knowledge, there are no agreements, consent orders, decrees, judgments, licenses, permit conditions or other orders or directives of any federal, state or local court, governmental agency or authority arising under any Environmental Laws relating to the past, present or future ownership, use, operation, sale, transfer, lease or conveyance of the Property which require any change in the present condition of the Property or any work, repairs, construction, containment, clean up, investigations, studies, removal or other remedial action or capital expenditures with respect to the Property.

         (h) There are no actions, suits, claims or proceedings, pending or to Indemnitors' actual knowledge, threatened, which could cause the incurrence of material expenses or costs or which seek money damages, injunctive relief, remedial action or any other remedy that arise out of, relate to or result from
(i) a violation or alleged violation of any Environmental Laws or noncompliance or alleged non-compliance with any Environmental Permits, (ii) the presence of any Hazardous Substance or a Release or the threat of a Release on, at or from the Property or any property adjacent to the Property or (iii) human exposure to any Hazardous Substance, noises, vibrations or nuisances of whatever kind to the extent the same arise from the condition of the Property or the ownership, use, operation, sale, transfer, lease or conveyance thereof.

         Section 3. COVENANTS OF INDEMNITORS. Indemnitors, on a joint and several basis, covenant and agree to perform the following:

         (a) Not to cause or permit the Property or any part thereof to be used for the storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Substances in violation of Environmental Laws, except as disclosed in the Reports.

         (b) Comply in all material respects with, and cause all operators, tenants, subtenants, licensees and occupants of the Property to comply in all material respects with, all Environmental Laws and to obtain and comply in all material respects with, and cause all operators, tenants, subtenants, licensees and occupants of the

Property to obtain and comply in all material respects with, all Environmental Permits.

         (c) Not cause or permit any material change to be made in the present or intended use of the Property as of the Effective Date which would (i) involve the use, storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Substance, except as may be permitted by any applicable Environmental Law or Environmental Permit and except for storage tanks set forth in the Reports, or the use of the Property as a landfill or other waste disposal site, (ii) violate any Environmental Laws, (iii) constitute material non-compliance with any Environmental Permit, or (iv) increase the risk of a Release of Hazardous Substances.

         (d) Promptly provide Indemnified Parties with a copy of all notifications which Indemnitors give or receive with respect to any past or present Release or the threat of a Release on, at, or from the Property or any property adjacent to or within a one-mile radius of the Property.

         (e) Undertake and complete all investigations, studies, sampling and testing and all removal and other remedial actions necessary, which precise removal or remedial action it shall determine, to contain, remove and clean up all Hazardous Substances present at, in, on, or under the Property in strict accordance with, and to the extent required by, all applicable Environmental Laws and all Environmental Permits.

         (f) At all times, allow all the Indemnified Parties reasonable access to the Property for the purpose of ascertaining site conditions, including, but not limited to, subsurface conditions at the Property.

         (g) If, at any time, any Indemnified Party obtains any evidence or information which reasonably suggests that a violation of any Environmental Laws or Environmental Permits may exist at the Property, Indemnified Parties may, after reasonable advance notice to Indemnitors and after a reasonable opportunity for Indemnitors to respond to the notice and discuss the same with the Indemnified Parties, require that a full or supplemental environmental inspection and/or audit report with respect to the Property, of a scope and level of detail reasonably satisfactory to the Indemnified Parties, be prepared by an environmental consultant, engineer or other qualified person reasonably acceptable to Indemnified Parties, at Indemnitors' sole expense. Said environmental inspection may include a physical inspection of the Property, a visual inspection of any property adjacent to the Property, personnel interviews and a review of all Environmental Permits. If the initial inspection, or any subsequent inspection, shows evidence of possible contamination at, on, under or from the Property, Indemnified Parties may require a records search and/or subsurface testing for the presence of Hazardous Substances in the soil, subsoil, bedrock, surface water and/or groundwater. If said environmental inspection indicates the presence of any Hazardous Substance or a Release or the threat of a Release at, on, under or from the Property, Indemnitors shall promptly undertake and diligently pursue to completion all necessary, appropriate and legally authorized investigative, containment, removal, clean up and other remedial actions, in accordance with all Environmental Laws, using methods it shall determine, which are reasonably acceptable to the appropriate federal, state and local agencies or authorities.

         Section 4. INDEMNIFICATION PROVISIONS.

         4.1. Indemnified Matters. Indemnitors hereby covenant and agree, at their sole cost and expense, on a joint and several basis, to indemnify, protect, defend and save harmless the Indemnified Parties for, from, and against any and all damages, losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, actions, proceedings, costs, disbursements and/or expenses (including, without limitation, reasonable attorneys' and reasonable experts' fees, expenses and disbursements) of any kind or nature whatsoever which may at any time be imposed upon, incurred by or asserted or awarded against Indemnified Parties relating to, resulting from, or arising out of: (a) the past, present, or future, use of the Property for the storage, treatment, generation, transportation, processing, handling, production, or disposal of any Hazardous Substance or as a landfill or other waste disposal site, (b) the past, present, or future presence of any Hazardous Substances or a Release, or the threat of a Release, of Hazardous Substances on, at, under or from the Property, (c) the failure to promptly undertake, pay for, and diligently pursue to completion, all necessary, appropriate, and legally authorized investigative, containment, removal, clean up, and other remedial actions with respect to a Release or the threat of a Release of Hazardous Substances on, at, under, or from the Property, (d) human exposure to any Hazardous Substance of whatever kind to the extent the same arises from the condition of the Property or the ownership, use, operation, sale, transfer, lease or conveyance thereof, (e) the damage, destruction, or loss of use of all or any portion of the Property or the injury, illness or death of any person arising from or caused by any environmental or public health and safety condition at, on, under or from the Property, (f) a violation of any

Environmental Laws, or (g) non-compliance with any Environmental Permits (collectively, the "Indemnified Matters"). Provided, however that Indemnitors shall not be required to indemnify the Indemnified Parties to the extent that any Indemnified Matter results from the gross negligence or willful misconduct of the Indemnified Parties.

         4.2. No Limitation of Liability. To the extent permitted by applicable law, the liability of Indemnitors to the Indemnified Parties hereunder shall in no way be limited, abridged, impaired or otherwise affected by (i) any amendment or modification, extensions of time for payment or performance required by any of the Loan Documents or the Purchase Documents, (ii) the release of Indemnitors or any other person from the performance or observance of any of the agreements, covenants, terms or conditions contained in any of the Loan Documents, the Purchase Documents, or this Agreement, by operation of law, Indemnified Parties' voluntary act, or otherwise, (iii) any exculpatory provision contained in any of the Loan Documents or the Purchase Documents, (iv) any investigation or inquiry conducted by or on the behalf of the Indemnified Parties or any information which the Indemnified Parties may have or obtain with respect to the environmental or ecological condition of the Property, (v) the sale, assignment or foreclosure of the Term Note, Mortgages or Subordinate Mortgages, (vi) the sale, transfer or conveyance of all or part of the Property, (vii) the death or legal incapacity of Indemnitor, or (viii) the release or discharge, in whole or in part, of any Indemnitor in any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceeding.

         4.3. Waivers. Indemnitors hereby (a) waive demand, presentment, diligence, protest, notice of dishonor or default, notice of acceptance of this Environmental Indemnity Agreement, and notice of every other kind from the Indemnified Parties, provided that if the Indemnified Parties seek enforcement of this indemnity as a result of a third party claim, Indemnified Parties shall provide notice of such third party claim to Indemnitors, and shall permit Indemnitors to assume the defense of such third party claim with counsel reasonably acceptable to the Indemnified Parties, and (b) waive any and all requirements that the Indemnified Parties shall or shall not take any action, pursue any remedy, or institute any proceeding at law or in equity against Indemnitors, or any other person or any security for the Loan as a condition precedent to bringing an action against Indemnitors pursuant to this Environmental Indemnity Agreement.

         Section 5. INDEMNIFIED PARTIES AUTHORIZED TO TAKE OR COMPLETE CERTAIN REMEDIAL ACTIONS. If Indemnitors fail to cause any Release of a Hazardous Substance on, at or from the Property to be contained, removed, cleaned up and otherwise remediated in accordance with applicable law within 45 days after receiving notice thereof, or within such additional time as may be permitted by applicable local, state or federal governmental authority, as may be required to contain, remove, clean up or otherwise remediate such Release, so long as Indemnitors diligently prosecuted such action to completion, then the Indemnitors, after 30 days written notice by Ocwen, shall post a bond or obtain a letter of credit for the benefit of Ocwen (drawn upon a company reasonably satisfactory to Ocwen) or deposit an amount of money in an escrow account under Ocwen's name upon which bond, letter of credit, or escrow an Indemnitor may draw, and which bond, letter of credit, or escrow shall be in an amount reasonably sufficient to cause any Release (as described above) to be contained, removed, cleaned up and otherwise remediated in accordance with applicable law. Ocwen shall have the right to draw against the bond, letter of credit or escrow in its discretion in the event that the Indemnitors are unable or unwilling to meet their obligations under this Section 5, and in the event that Ocwen makes such a draw, Ocwen shall apply the funds to the cost of the required remediation. If the Indemnitors fail to post a bond or obtain a letter of credit or deposit such cash as is required herein, then the Indemnified Parties, at the Indemnitors' (on a joint and several basis) cost and expense, may, but shall have no obligation, do so for the benefit of the Indemnitors and do those things which the Indemnitors are required to do under this Section 5.

         In the event Ocwen or any other Indemnified Party elects to perform for and on behalf of the Indemnitors, as aforesaid, the contractors and/or subcontractors selected by the Indemnified Parties shall have the right to enter the Property with such persons, machinery and equipment, and to undertake such investigative, containment, removal, clean up or other remedial actions in accordance with applicable law without thereby incurring any liability to the Indemnitors on account thereof, except to the extent any such liability arises from Ocwen's gross negligence or Ocwen's acts or omissions constituting willful misconduct. Indemnitors agree to cooperate with all contractors and/or subcontractors engaged in such investigative, containment, removal, clean up or other remedial actions. Indemnitors shall be liable to the Indemnified Parties for all costs and expenses, including without limitation, reasonable attorneys' and experts' fees, expenses and disbursements, paid or incurred on account of any such actions undertaken on Indemnitors' behalf.

         Section 6. PAYMENTS TO INDEMNIFIED PARTIES. Indemnitors shall be obligated to pay to the Indemnified Parties, within 30 days of demand, all amounts which shall be due and owing hereunder. Any amount not so paid when due shall bear interest at the Default Rate of interest (as defined in the Term Loan Agreement).

         Section 7. TERMINATION OF AGREEMENT. Notwithstanding anything to the contrary contained herein, in the Term Loan Agreement, any other Loan Document, the Purchase Agreement, or any other Purchase Document, this Environmental Indemnity Agreement and the representations, warranties, covenants, and agreements of the Indemnitors contained in this Environmental Indemnity Agreement, shall survive the closing of the Loan transaction, the closing of the purchase and sale transaction contemplated by the Purchase Agreement, and shall continue in full force and effect until all of the following conditions are satisfied in full:

         (i) all principal, interest and other sums evidenced or secured by the Loan Documents, the BCC Note (as defined in the Term Loan Agreement), the Deferred Purchase Price Note (as defined in the Term Loan Agreement), and any other costs and expenses incurred by the Indemnified Parties in connection with the Loan, the BCC Note, and the Deferred Purchase Price Note, are paid in full by Indemnitors;

         (ii) no Indemnified Parties have at any time nor in any manner participated in the management or control of, taken possession of or title to the Property or any portion thereof, whether by foreclosure of the Mortgages or Subordinate Mortgages, deed in lieu of foreclosure or otherwise;

         (iii) between the date of this Environmental Indemnity Agreement and the date on which the Loan, the BCC Note, and/or the Deferred Purchase Price Note, is paid in full, as provided in clause (i) above, there has been no change in any applicable Environmental Law which would make a lender or mortgagee liable in respect of the Indemnified Matters notwithstanding the fact that no event, circumstance or condition of the nature described in clause (ii) above ever occurred; and

         (iv)     there exist no Indemnified Matters which are then pending.

         Provided, however, that notwithstanding anything set forth above or otherwise herein, in any Loan Document, the BCC Note, the Deferred Purchase Price Note, in the Purchase Agreement, or in an Purchase Document to the contrary, the indemnification obligations of the Indemnitors set forth in
Section 4 hereof and in the other sections of this Environmental Indemnity Agreement in which they are contained, shall survive until the expiration of the statute of limitations of any and all claims which may be made under and pursuant to such sections, whether made by an Indemnified Party or a third party against an Indemnified Party.

         Section 8. GENERAL PROVISIONS.

         8.1. Construction. Whenever used herein, words of any gender shall be construed to include any other gender, and words in the singular shall be construed to include the plural and vice versa, unless the context otherwise requires. Any representation, warranty or covenant made by Indemnitors for the benefit of the Indemnified Parties shall also run to the benefit of each and every one of the Indemnified Parties. This Environmental Indemnity Agreement shall be binding upon and inure to the benefit of the parties hereto and the respective successors and permitted assigns of such parties.

         8.2 Other Applicable Provisions. The provisions set forth in Sections 8.2, 8.3, 8.4, 8.5, 8.9, 8.10, 8.11, 8.12, 8.13, 8.15, 8.16, 8.19,
8.20, and 8.23 of the Term Loan Agreement shall be applicable to this Environmental Indemnity Agreement as though set forth herein in full.

         8.3 Recording. This instrument shall not be recorded by either party.

         8.4. Jury Waiver. THE UNDERSIGNED (BY THEIR ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG THE UNDERSIGNED ARISING OUT OF OR IN ANY WAY RELATED TO THIS DOCUMENT, ANY OTHER LOAN DOCUMENT, THE PURCHASE AGREEMENT OR ANY PURCHASE DOCUMENT. THIS PROVISION IS A MATERIAL INDUCEMENT TO SELLER AND OCWEN TO SELL AND PROVIDE THE FINANCING DESCRIBED IN THE PURCHASE AGREEMENT AND LOAN DOCUMENTS.

        IN WITNESS WHEREOF, Buyer, Balanced Care, Management Companies, Licensee, Seller, and Ocwen do hereby execute this ENVIRONMENTAL CONDITION AND INDEMNITY AGREEMENT to be effective as of the Effective Date.


SELLER:
CENTERVILLE ALF, INC.


By:/s/William B. Shepro
Name: William B Shepro
Title: Sr. Vice President



MEDINA ALF, INC.


By:/s/William B. Shepro
Name: William B Shepro
Title: Sr. Vice President



SHIPPENSBURG, ALF, INC.


By:/s/William B. Shepro
Name: William B Shepro
Title: Sr. Vice President



OCWEN:
OCWEN FINANCIAL CORPORATION


By:/s/William B. Shepro
Name: William B Shepro
Title: Sr. Vice President

BUYER:
BALANCED CARE REALTY (OFC), INC.


By:/s/Robin L. Barber
Name: Robin L. Barber
Title: Vice President and Secretary


BALANCED CARE:
BALANCED CARE CORPORATION


By:/s/Robin L. Barber
Name: Robin L. Barber
Title: Senior Vice President, Legal Counsel and Assistant Secretary



LICENSEE:
SENIOR CARE OPERATORS OF SHIPPENSBURG, LLC
         By:  BALANCED CARE AT SHIPPENSBURG, INC., its Manager


         By:/s/Robin L. Barber
         Name: Robin L. Barber
         Title: Vice President and Secretary



MANAGEMENT COMPANIES:
BALANCED CARE AT MEDINA, INC.


By:/s/Robin L. Barber
Name: Robin L. Barber
Title: Vice President and Secretary


BALANCED CARE AT CENTERVILLE, INC.


By:/s/Robin L. Barber
Name: Robin L. Barber
Title: Vice President and Secretary

BALANCED CARE AT SHIPPENSBURG, INC.


By:/s/Robin L. Barber
Name: Robin L. Barber
Title: Vice President and Secretary